Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zoom Video Communications, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-254444, No. 333-237348, and No.333-230997) on Form S-8 and registration statement (No.333-252035) on Form S-3 of Zoom Video Communications, Inc. of our report dated March 7, 2022, with respect to the consolidated balance sheets of Zoom Video Communications, Inc. and subsidiaries (the Company) as of January 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended January 31, 2022, and the related notes and financial statement schedule II: valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 31, 2022, which report appears in the January 31, 2022 annual report on Form 10-K of Zoom Video Communications, Inc.

/s/ KPMG LLP

San Francisco, California
March 7, 2022